Exhibit 23.6

July 18, 2007

China Digital TV Holding Co., Ltd.

Jingmeng High-Tech Building B, 4th Floor

No. 5 Shangdi East Road

Haidian District, Beijing 100085

People’s Republic of China

Ladies and Gentlemen:

Pursuant to Rule 438 under the U.S. Securities Act of 1933, as amended, I hereby consent to the reference of my name as a director of China Digital TV Holding Co., Ltd. (the “Company”), effective immediately upon the completion of the initial public offering of the American Depositary Shares, representing ordinary shares, par value US$0.0005 per share, of the Company.

Sincerely yours,

/s/ Louis T. Hsieh